AMEX "GST"                                                      March 4, 1997

                                  NEWS RELEASE

        GST TELECOMMUNICATIONS ANNOUNCES $50 MILLION EQUITY INVESTMENT BY
                 AFFILIATE OF MORGAN STANLEY & CO. INCORPORATED

(VANCOUVER, Wash.) - GST Telecommunications, Inc. (AMEX:GST) today announced that the Company has concluded a transaction with an affiliate of Princes Gate
Investors II, L.P., a private association of prominent international and domestic investors managed by Morgan Stanley & Co., Incorporated. Ocean Horizon S.R.L. purchased $50,000,000 of Convertible Preference Shares, which are convertible at any time after February 28, 2000 at an imputed conversion price of $11.375 per share. The Convertible Preference Shares do not pay dividends, but the liquidation and redemption prices accrete at a semi-annual rate equivalent of 11 7/8%.

GST Telecommunications will utilize the net proceeds of the financing, along with funds from Siemen Stromberg- Carlson and NTFC, to build out the Company's fiber optic networks and for general corporate purposes.

John Warta, President and CEO of GST Telecommunications stated, "We are delighted to complete this transaction and are confident that the affiliation with this sophisticated investor will serve GST's best interests in the coming years. We firmly believe this transaction reinforces our commitment to our long-term strategy and it further highlights our ability to obtain growth financing from a variety of sources in order to facilitate the build out of our network infrastructure."

Hartley Rogers, head of Morgan Stanley's Private Investment Department, which manages Princes Gate, said, "With all of the pieces in place to provide significant shareholder value, we are very pleased to make this investment in GST. We believe that GST's strong management team, its long-term strategy of providing customers with a full range of telecommunications services, its high quality networks and its regional focus, provide GST with a strong competitive advantage in the emerging telecommunications industry.

Stephen Irwin, Vice Chairman of the Board of Directors for GST, stated, "GST is particularly pleased to have formed an alliance with a savvy investor that also has an impressive track record. This clearly illustrates the high level of confidence the investment community places in GST.

Princes Gate is an $850 million private equity fund designed to make equity investments in or alongside clients of Morgan Stanley. Notable investments by Princes Gate in the telecommunications industry include Millicom Holdings and Econophone; and in other industries include Barnes & Noble, Cannondale, and General Medical.

GST Telecommunications, Inc., headquartered in Vancouver, Washington, currently operates networks throughout the western United States and Hawaii. The company provides a broad range of integrated telecommunications products and services through the development and operation of competitive access and other telecommunications networks. GST's strategy is to cluster several cities in each state that it enters in order to achieve synergy and maximum opportunity within each service territory. In addition, the company manufactures telecommunications switching equipment and provides network management and billing systems through its subsidiary, NACT Telecommunications, Inc., of Orem, Utah.

For further information please contact:
Rob Blankstein           (800) 667-4366
John Warta               (360) 254-4700
Please visit out web site at www.gstcorp.com